EXHIBIT 4.1



                             CHEETAH OIL & GAS LTD.
                             2005 STOCK OPTION PLAN

1. PURPOSE. The Plan is intended to provide incentive to employees, directors, advisors and consultants of the Corporation to encourage proprietary interest in the Corporation, to encourage such employees to remain in the employ of the Corporation or such directors, advisors and consultants to remain in the service of the Corporation, and to attract new employees, directors, advisors and consultants with outstanding qualifications.

2.       DEFINITIONS.   Unless  otherwise   defined  or  the  context  otherwise
         requires, the capitalized terms used shall have the following meanings:

(a) "Administrator" means the Board or the Plan Committee of the Board, whichever administers the Plan from time to time in the discretion of the Board, as described in Section 4 of the Plan.

(b)      "Board" means the Board of Directors of the Corporation.

(c) "Change of Control" shall mean, a change of control of a nature that would be required to be reported in response to Item 1 of Form 8-K required to be filed pursuant to the Exchange Act;

(d)      "Code" means the Internal Revenue Code of 1986, as amended.

(e)      "Commission" means the Securities and Exchange Commission.

(f)      "Corporation" means Cheetah Oil & Gas Ltd., a Nevada corporation.

(g) "Disability" means a medically determinable physical or mental impairment which has made an individual incapable of engaging in substantial gainful activity. A condition shall be considered a Disability only if (i) it can be expected to result in death or has lasted or it can be expected to last for a continuous period of not less than twelve (12) months, and (ii) the Administrator, based upon medical evidence, has expressly determined that Disability exists.

(h) "Employee" means an individual who is employed (within the meaning of Section 3401 of the Code and the regulations thereunder) by the Corporation.

(i)      "Exchange Act" means the Securities Exchange Act of 1934, as amended.

(j)      "Exercise   Price"  means  the  price  per  Share   determined  by  the
         Administrator, at which an Option may be exercised.

(k) "Fair Market Value" means the average closing price of the Shares for the preceding 30 days or a combination of closing prices and average of daily bid and ask prices for the preceding 30 days or the Fair Market Value shall be determined by the Administrator in good faith. Such determination shall be conclusive and binding on all persons.

(l) "Grant Date" means the date on which the granting of an Option is authorized by the Administrator or such other date as prescribed by the Administrator.

(m) "Incentive Stock Option" means an option described in Section 422 of the Code.


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(n)      "Option" means any stock option granted pursuant to the Plan.

(o) "Option Agreement" means a written stock option agreement evidencing the grant of an Option.

(p)      "Option Limit" has the meaning assigned to it in Section 6.

(q)      "Optionee" means a Participant who has received an Option.

(r)      "Participant" has the meaning assigned to it in Section 5(a) hereof.

(s) "Plan" means this Cheetah Oil & Gas Ltd. 2005 Stock Option Plan, as it may be amended from time to time.

(t) "Plan Committee" shall mean a committee of two or more directors appointed by the Board to administer the Plan.

(u) "Purchase Price" means the Exercise Price multiplied by the number of Shares with respect to which an Option is exercised.

(v) "Retirement" means the voluntary termination of employment by an employee after qualifying for early or normal retirement under any pension plan or profit sharing or benefit plan of the Corporation or its Subsidiaries. If an employee is not covered by any such plan, "Retirement" shall mean voluntary termination of employment after the employee has attained age sixty-five (65) and after the employee has attained the tenth (10th) anniversary of his or her last preceding date of hire, or as otherwise determined in the Administrator's sole discretion.

(w)      "Securities Act" means the Securities Act of 1933, as amended.

(x) "Subsidiary" means any subsidiary corporation as defined in Section 425(f) of the Code.

(y) "Share" means one share of Common Stock of the Corporation, adjusted in accordance with Section 10 of the Plan (if applicable).

(z)      "Shareholders" means holders of Shares.

(aa) "Transfer Agent" means a third-party organization retained by the Corporation to maintain the stock transfer records of the Corporation.

3.       EFFECTIVE  DATE.  The Plan was adopted by the Board  effective  June 6,
         2005.

4.       ADMINISTRATION.

(a) Administrator. Subject to subsection (c) below, the Plan shall be administered, in the discretion of the Board from time to time, by the Board or by a Plan Committee which shall be appointed by the Board. The Board may from time to time remove members from, or add members to, the Plan Committee. Vacancies on the Plan Committee, however caused, shall be filled by the Board. The Board shall appoint one of the members of the Plan Committee as Chairman. The Administrator shall hold meetings at such times and places as it may determine. Acts of a majority of the members of the Administrator at which a quorum is present, or acts reduced to or approved in writing by the unanimous consent of the members of the Administrator, shall be the valid acts of the Administrator.


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(b)      Powers of Administrator.  The Administrator  shall from time to time at its discretion select the Optionees who are to be granted Options, determine the number of Shares to be subject to Options to be granted to each Optionee. The Administrator shall have full power and authority to operate, manage and administer the Plan and interpret and construe the Plan and the terms of all Option Agreements. The interpretation and construction by the Administrator of any provision of the Plan or of any Option or Option Agreement shall be final. No member of the Administrator shall be liable for any action or determination made in good faith with respect to the Plan or any Option.

5.       PARTICIPATION.

(a)      Eligibility.   The  Optionee  shall  be  such  persons   (collectively,
         "Participants"; individually a "Participant") as the Administrator may select from among the following classes of persons:

         (i)    Employees  (who  may  be  officers,  whether  or  not  they  are directors) of the Corporation or of a Subsidiary and non-employees to whom an offer of employment has been extended; and

         (ii) directors, advisors and consultants of the Corporation or a Subsidiary.

         Notwithstanding provisions of the first paragraph of this Section 5(a), the Administrator may at any time or from time to time designate one or more directors as being ineligible for selection as Participants in the Plan for any period or periods of time. The Administrator may, in its sole discretion and upon such terms as it deems appropriate, require as a condition of the grant of an Option to a Participant that the Participant surrender for cancellation some or all of the Options which have been previously granted to such person under this Plan or otherwise. An Option, the grant of which is conditioned upon such surrender, may have an option price lower (or higher) than the exercise price of such surrendered Option, may cover the same (or a lesser or greater) number of shares as such surrendered Option, may contain such other terms as the Administrator deems appropriate, and shall be exercisable in accordance with its terms, without regard to the number of shares, price, exercise period or any other term or condition of such surrendered Option.

6. STOCK. The stock subject to Options granted under the Plan shall be from the Corporation's authorized but unissued or reacquired Shares. The aggregate number of Shares which may be issued upon exercise of Options under the Plan at any time shall not exceed Three Million Five Hundred Thousand (3,500,000) Shares (the "Option Limit"), subject to adjustment as provided for in this Plan.

7.       TERMS AND CONDITIONS OF OPTIONS.

(a) Stock Option Agreements. Each Option shall be evidenced by an Option Agreement in such other form as the Administrator shall from time to time determine. Such Option Agreements need not be identical but shall comply with and be subject to the terms and conditions set forth in this Section 7.


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(b)      Optionee's  Undertaking.  Each  Optionee  shall  agree to remain in the employ or service of the Corporation and to render services for a period as shall be determined by the Administrator, from the Grant Date of the Option or such other date agreed to by the Optionee and the Corporation, but such agreement shall not impose upon the Corporation any obligation to retain the Optionee in their employ or service for any period.

(c) Number of Shares. Each Option shall state the number of Shares to which it pertains and shall provide for the adjustment thereof in accordance with the provisions of Section 10 hereof.

(d)      Exercise  Price;  Exercise  of  Options.  Each  Option  shall state the
         Exercise Price. The Exercise Price in the case of any Incentive Stock Option granted shall not be less than the Fair Market Value on the Grant Date. At the sole discretion of the Administrator, any Option granted under this Plan to any Participant may be exercisable in whole or in part immediately upon the grant thereof, or only after the occurrence of a specified event and/or only in installments, which installments may be equal or otherwise, and which installments may vary as to the number thereof as well as to whether any unexercised installments are cumulative through the life of a particular Option; provided that, in any event, to the extent required by law or regulation such Option shall be exercisable at a minimum rate of at least twenty percent (20%) per year over the period five years from the Grant Date for the Option in question; however, in the case of an Option granted to a Participant who is a director, consultant, advisor or officer of the Corporation, the Administrator may provide that the Option may become fully exercisable, subject to reasonable conditions such as continued employment or service to the Corporation, at any time or during any period established by the Administrator.

(e) Medium and Time of Payment; Notice. The Purchase Price shall be payable in full in United States dollars upon the exercise of the Option.

         In the event the Corporation determines that it is required to withhold state, United States Federal or foreign income tax as a result of the exercise of an Option, as a condition to the exercise thereof, an Optionee must make arrangements satisfactory to the Corporation to enable it to satisfy such withholding requirements before the Optionee shall be permitted to exercise the Option.

         The Optionee shall exercise an Option by completing and delivering to the Corporation, concurrently with the payment of the Purchase Price in the manner described above, an exercise notice in such form as the Administrator shall from time to time determine.

(f) Term and Non-Transferability of Options. Each Option shall state the time or times when all or part thereof becomes exercisable. No Option shall be exercisable after the expiration of ten (10) years (or less, in the discretion of the Administrator) from the Grant Date. During the lifetime of the Optionee, the Option shall be exercisable only by the Optionee or the Optionee's guardian or legal representative and shall not be assignable or transferable. The Option shall not be transferable by the Optionee other than by will or the laws of descent and distribution. Any other attempted alienation, assignment, pledge, hypothecation, attachment, execution or similar process, whether voluntary or involuntary, with respect to all or any part of any Option or right thereunder, shall be null and void and, at the Corporation's option, shall cause all of the Optionee's rights under the Option to terminate.


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(g)      Cessation of Employment (Except by Death, Disability or Retirement). If
         an Optionee's employment or service with the Corporation ceases for any reason or no reason, whether voluntarily or involuntarily, with or without cause, other than pursuant to death, Disability or Retirement, such Optionee shall have the right, subject to the restrictions referred to in Section 7(f) above, to exercise the Option at any time within ninety (90) days after such cessation, but, except as otherwise provided in the applicable Option Agreement, only to the extent that, at the date of such cessation, the Optionee's right to exercise such Option had accrued pursuant to the terms of the applicable Option Agreement and had not previously been exercised.

         For purposes of this Section 7(g), the employment relationship shall be treated as continuing intact while the Optionee is on military leave, sick leave or other bona fide leave of absence (to be determined in the sole discretion of the Administrator). The foregoing notwithstanding, in the case of an Incentive Stock Option, employment shall not be deemed to continue beyond the ninetieth (90th) day after the Optionee ceased active employment, unless the Optionee's reemployment rights are guaranteed by statute or by contract.

(h) Death of Optionee. If an Optionee's employment or service with the Corporation ceases by reason of the Optionee's death, or after ceasing to be a Participant but during the period in which he or she could have exercised the Option under this Section 7, and has not fully exercised the Option, then the Option may be exercised in full, subject to the restrictions referred to in Section 7(f) above, at any time within twelve (12) months after the Optionee's death by the executor or administrator of his or her estate or by any person or persons who have acquired the Option directly from the Optionee by bequest or inheritance, but, except as otherwise provided in the applicable Option Agreement, only to the extent that, at the date of death, the Optionee's right to exercise such Option had accrued and had not been forfeited pursuant to the terms of the applicable Option Agreement and had not previously been exercised.

(i) Disability of Optionee. If an Optionee's employment or service with the Corporation ceases by reason of the Optionee's Disability, such Optionee shall have the right, subject to the restrictions referred to in Section 7(f) above, to exercise the Option at any time within twelve
         (12) months after such cessation by reason of Disability, but, except as provided in the applicable Option Agreement, only to the extent that, at the date of such cessation, the Optionee's right to exercise such Option had accrued pursuant to the terms of the applicable Option Agreement and had not previously been exercised.

(j) Retirement of Optionee. If an Optionee's employment or service with the Corporation ceases by reason of the Optionee's Retirement, such Optionee shall have the right, subject to the restrictions referred to in Section 7(f) above, to exercise the Option at any time within ninety
         (90) days after the date of Retirement, but only to the extent that, at the date of such cessation, the Optionee's right to exercise such Option had accrued pursuant to the terms of the applicable Option Agreement and had not previously been exercised.


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

(k) Time of Cessation of Service. For purposes of this Plan, the Optionee's employment or service shall be deemed to have ceased or be terminated on the date when the Optionee's employment or service in fact ceased or Optionee is in fact terminated.

(l) Rights as a Shareholder. No one shall have rights as a Shareholder with respect to any Shares covered by an Option until the date of the issuance of a stock certificate for such Shares. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property), distributions or other rights for which the record date is prior to the date such stock certificate is issued, except as expressly provided in Section 10 hereof.

(m) Modification, Extension and Renewal of Options. Within the limitations of the Plan, the Administrator may modify an Option, extend or renew outstanding Options or accept the cancellation of outstanding Options (to the extent not previously exercised) for the granting of new Options in substitution therefor. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Optionee, alter or impair any rights or obligations under any Option previously granted. With the consent of the affected Optionee, the Administrator may cancel any agreement evidencing Options. In the event of such cancellation, the Administrator may authorize the granting of new Options, which may or may not cover the same number of Shares that have been the subject of the prior award, at such Exercise Price and subject to such terms, conditions and discretions as would have been applicable under this Plan had the canceled Options not been granted.

(n) Substitution of Options. Notwithstanding any inconsistent provisions or limits under the Plan, in the event the Corporation acquires (whether by purchase, merger or otherwise) all or substantially all of outstanding capital stock or assets of another corporation or of any reorganization or other transaction qualifying under Section 424 of the Code, the Administrator may, in accordance with the provisions of that Section, substitute Options under the Plan for options under the plan of the acquired corporation.

(o) Forfeiture of Option Gain and Unexercised Options Held By Directors, Officers or Consultants who Engage in Certain Activities. At the discretion of the Administrator, and unless otherwise prohibited by applicable laws, an Option Agreement provided to a director, officer or consultant of the Corporation may provide that if at any time within
         (i) the term of an Option granted to a Optionee or (ii) within one year after the termination of such Optionee's employment or service with the Corporation for any reason or no reason or (iii) within one year after such Optionee exercises any portion of an Option, whichever is the latest, such Optionee engages in any activity in direct competition with the principal business of the Corporation, or inimical, contrary or harmful to the interests of the Corporation, including, but not limited to: (A) conduct related to Optionee's employment for which either criminal or civil penalties against Optionee may be sought, (B) violation of Corporation policies, including, without limitation, the Corporation's insider trading policy, (C) accepting employment with or serving as a consultant, advisor or in any other capacity to an employer that is in direct competition with or acting against the interests of the Corporation, including employing or recruiting any present, former or future employee of the Corporation, (D) disclosing or misusing any confidential information or material concerning the Corporation, or (E) participating in a hostile takeover attempt against the Corporation, then, at the discretion of the Administrator, (1) any Options granted under the Plan to such Optionee shall terminate effective the date on which such Optionee entered into such activity, unless terminated sooner by operation of another term or condition of the Plan, and (2) any gain realized by such Optionee from exercising all or a portion of any Option shall be paid by Optionee to the Corporation.


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(p)      Right of  Set-Off.  Optionee  shall  consent  to a  deduction  from any amounts the Corporation owes Optionee from time to time (including amounts owed as wages or other compensation, fringe benefits or vacation pay, as well as any other amounts owed to Optionee by the
         Corporation),   to  the  extent  of  the  amounts   Optionee  owes  the
         Corporation, including pursuant to subparagraph (o) above. Whether or not the Corporation elects to make any set-off in whole or in part, if the Corporation does not recover by means of set-off the full amount
         Optionee  owes  to  the  Corporation,   Optionee  shall  agree  to  pay
         immediately the unpaid balance to the Corporation.

(q) Other Provisions. An Option Agreement authorized under the Plan may contain such terms and provisions not inconsistent with the terms of the Plan (including, without limitation, restrictions upon the exercise of the Option) as the Administrator shall deem advisable in its sole and absolute discretion.

8.       LIMITATION ON ANNUAL AWARDS.

As long as the Plan is in effect, at no time will Options granted to any Participant pursuant to the Plan exceed 1,000,000 Shares, subject to adjustment as provided for in Section 10.

9.       TERM OF PLAN.

Options may be granted pursuant to the Plan until the expiration of the Plan ten
(10) years after the effective date referred to in Section 3.

10.      EFFECT OF CERTAIN EVENTS.

(a) Adjustments Upon Changes in Stock. The Administrator shall make or provide for such adjustments in the Option Limit, the Exercise Price and in the number or kind of shares or other securities (including shares or other securities of another issuer) covered by this Plan and outstanding Options as the Administrator in its sole discretion, exercised in good faith, shall determine is equitably required to prevent dilution or enlargement of rights of optionees that would otherwise result from (a) any stock dividend, stock split, combination of shares, issuance of rights or warrants to purchase stock, spin-off, recapitalization or other changes in the capital structure of the Corporation, (b) any merger, consolidation, reorganization or partial or complete liquidations, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. The Administrator also shall make or provide for such adjustment in the number or kind of shares of the Corporation's capital stock or other securities (or in shares or other securities of another issuer) which may be acquired pursuant to Options granted under the Plan and the number of such securities to be awarded to each Optionee as the Administrator in its sole discretion, shall determine is appropriate to reflect any transaction or event described in the preceding sentence. In the event of any such transaction or event, the Administrator may provide in substitution for any or all outstanding Options under the Plan such alternative consideration (including securities of any surviving entity) as it may in good faith determine to be equitable under the circumstances and may require in connection therewith the surrender of all Options so replaced. In any case, such substitution of securities shall not require the consent of any person who is granted Options pursuant to the Plan. The determination of the Administrator as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.


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(b)      Change of Control. In addition to the rights set forth in Section 10(a)
         above, in the event of a Change of Control, the Administrator may in its sole discretion, without obtaining Shareholder approval or the consent of any person granted Options under the Plan, take one or more of the following actions:

         (i) Accelerate the exercise dates of any outstanding Option, or make the Option fully vested and exercisable;

         (ii) Pay cash to any or all owners of Options in exchange for the cancellation of their outstanding Options; or

         (iii) Make any other adjustments or amendments to the Plan and outstanding Options and substitute new Options for outstanding Options.

(c) Adjustment Determination. To the extent that the foregoing adjustments relate to securities of the Corporation, such adjustments shall be made by the Administrator, whose determination shall be conclusive and binding on all persons.

(d) Limitation on Rights. Except as expressly provided in this Section 10, the Optionee shall have no rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class or by reason of any dissolution, liquidation, merger or consolidation or spinoff of assets or stock of another corporation, and any issue by the Corporation of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or Exercise Price of Shares subject to an Option. The grant of an Option pursuant to the Plan shall not affect in any way the right or power of the Corporation to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

11.      SECURITIES LAW REQUIREMENTS.

(a) Legality of Issuance. No Shares shall be issued upon the exercise of any Option unless and until the Corporation has determined that:

         (i) it and the Optionee have taken all actions required to register the offer and sale of the Shares under the Securities Act, or to perfect an exemption from the registration requirements thereof;

         (ii) any applicable listing requirement of any stock exchange on which the Shares are listed has been satisfied; and

         (iii) any other applicable provision of state, United States Federal or foreign law has been satisfied.


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(b)      Restrictions  on  Transfer;   Representations  of  Optionee;   Legends.
         Regardless of whether the offering and sale of Shares under the Plan has been registered under the Securities Act or has been registered or qualified under the securities laws of any state, the Corporation may impose restrictions upon the grant of Options and the sale, pledge or other transfer of Shares (including the placement of appropriate legends on stock certificates) if, in the judgment of the Corporation and its counsel, such restrictions are necessary or desirable in order to achieve compliance with the provisions of the Securities Act, the securities laws of any state or any other law. In the event that the sale of Shares under the Plan is not registered under the Securities Act but an exemption is available which requires an investment representation or other representation, each Optionee shall be required to represent that such Shares are being acquired for investment, and not with a view to the sale or distribution thereof, and to make such other representations as are deemed necessary or appropriate by the Corporation and its counsel. Stock certificates evidencing Shares acquired under the Plan pursuant to an unregistered transaction shall bear the following restrictive legend and such other restrictive legends as are required or deemed advisable under the provisions of any applicable law:

         "THE SALE OF THE SECURITIES REPRESENTED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). ANY TRANSFER OR PLEDGE OF SUCH SECURITIES WILL BE INVALID UNLESS A REGISTRATION STATEMENT UNDER THE ACT IS IN EFFECT AS TO SUCH TRANSFER OR IN THE OPINION OF COUNSEL FOR THE ISSUER SUCH REGISTRATION IS UNNECESSARY IN ORDER FOR SUCH TRANSFER OR PLEDGE TO COMPLY WITH THE ACT."

Any determination by the Corporation and its counsel in connection with any of the matters set forth in this Section 11 shall be conclusive and binding on all persons.

(c) Registration or Qualification of Securities. The Corporation may, but shall not be obligated to, register or qualify the sale of Shares under the Securities Act or any other applicable law. The Corporation shall not be obligated to take any affirmative action in order to cause the sale of Shares under the Plan to comply with any law.

(d) Exchange of Certificates. If, in the opinion of the Corporation and its counsel, any legend placed on a stock certificate representing Shares sold under the Plan is no longer required, the holder of such certificate shall be entitled to exchange such certificate for a certificate representing the same number of Shares but without such legend.

12. AMENDMENT OF THE PLAN. The Board may from time to time, with respect to any Shares at the time not subject to Options, suspend or discontinue the Plan or revise or amend it in any respect whatsoever.

The Administrator may amend this Plan to eliminate provisions which are no longer necessary as a result of changes in tax or securities laws or regulations, or in the interpretation thereof.

13. FINANCIAL STATEMENTS. Each Optionee shall receive financial statements of the Corporation not less than annually.


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14.      APPLICATION OF FUNDS. The proceeds received by the Corporation from the sale of Shares pursuant to the exercise of an Option will be used for general corporate purposes.

15. GOVERNING LAW. This Plan, and the Option Agreements, shall be governed by and enforced and construed in accordance with the laws of the State of Nevada.

To record the adoption of the Plan by the Board as of June 6, 2005, the Board has caused its authorized officers to sign the Plan and affix the corporate seal hereto.


CHEETAH OIL & GAS LTD.


Per:
     ________________________________
     Authorized Signatory









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